Exhibit 99.1

***FOR IMMEDIATE RELEASE***

Skillsoft Partners with the Jack Welch Management Institute to Provide ‘Welch Way’ Leadership Development Programs that Improve Business Performance

Introduces Leadership Development Business Unit to offer management development content and instruction

NASHUA, N.H. and Herndon, Va. - February 4, 2014 - Driven by the needs of organizations around the world to develop leaders who can meet the demands of today’s dynamic business environments, Skillsoft today announced a partnership with the Jack Welch Management Institute at Strayer University for exclusive, global distribution of Welch Way management development solutions. Strayer University is owned by Strayer Education, Inc. (NASDAQ: STRA), an education services holding company.

As the only leadership development program based on the singular experiences of world renowned CEO and management expert Jack Welch, Welch Way delivers business insights through six richly interactive online programs that focus on critical management and leadership topics. Designed to change the way organizations develop their managers, Welch Way drives immediate results by giving customers and their teams a playbook of proven tools and actionable practices to improve productivity and retention, develop a high performance culture, transform teams and ultimately build better leaders.

“Great people are everything. The number one thing that companies have to do to stay competitive is invest in the development of their managers. Leaders have to be able to build a culture around a set of values and get everyone understanding where the organization wants to go and what it will take to get there,” said Jack Welch, executive chairman of the Jack Welch Management Institute. “We are thrilled to partner with Skillsoft to deliver the training that equips them to do that. Our practical approach gets everyone speaking a common language around performance and allows managers to learn, apply and share for maximum impact.”

According to a Leadership Development Benchmarking Survey conducted by Brandon Hall Group, about 75% of organizations surveyed said their leadership development program was not very effective. Companies need new tools to capitalize on employee strengths while developing leadership in the most cost-effective, efficient ways. Welch Way was designed to support this need through guided, engaging, module-driven programs. The Welch Way product will be available through a Skillsoft-hosted learning portal, accessible within Skillsoft’s Skillport platform as well as through other learning management systems (LMSs).

In conjunction with the partnership, Skillsoft formed a new Strategic Business Unit (SBU), which builds upon Skillsoft’s extensive portfolio of training and development offerings to bring leadership development to a new level.  Skillsoft is a pioneer in the field of technology-delivered learning with a long history of innovation and delivering solutions for its customers worldwide, ranging from global enterprises, government, and education to mid-sized and small businesses.

In a world where global competition, accelerated technological change and complex regulations make quick, strategic decision making and strong people management skills a requirement, the ability to develop leaders is critical.  By joining forces, Skillsoft and Welch Way will provide managers with the resources needed to win through proven teachings, powerful applicability and flexible, mobile learning.

“We believe that Skillsoft is breaking new ground with our strategic business unit and partnership with the Jack Welch Management Institute. We are eager to address the market need for scalable, structured leadership development programs that can be embedded into the culture and workflow of companies of all sizes,” said Chuck Moran, president and CEO, Skillsoft. “We look forward to collaborating with Jack in this initial product offering, and to supporting leaders at all levels with their growth and development. We are confident that our dedicated team and continued investments in Welch Way-branded content will enable organizations to implement a proven game plan for success for years to come.”

Welch Way includes six programs on the most essential leadership and management development topics:

•	Leadership in Action
•	Managing Change
•	Creating a Winning Strategy
•	Finance for Managers (Scheduled for release Q2 2014)
•	Managing Your Team (Scheduled for release Q2 2014)
•	Operational Excellence (Scheduled for release Q2 2014)

For more information on Welch Way, please visit www.skillsoft.com/welchway or call 1-844-632-5991.

Tweet This: With increased focus on #leadership development, @Skillsoft partners with @JackWelchMBA and @jack_welch. http://bit.ly/1cz11qb

About Skillsoft
Skillsoft is a pioneer in the field of learning with a long history of innovation. Skillsoft provides cloud based learning solutions for its customers worldwide, ranging from global enterprises, government, and education to mid-sized and small businesses. Skillsoft's customer support teams draw on a wealth of in-house experience and a comprehensive learning e-library to develop off-the-shelf and custom learning programs tailored to cost-effectively meet customer needs. Skillsoft's courses, books and videos have been developed by industry leading learning experts to ensure that they maximize business skills, performance, and talent development.

Skillsoft currently serves over 6,000 customers and more than 19,000,000 learners around the world.  Skillsoft is on the web at www.Skillsoft.com.

About The Jack Welch Management Institute
The core mission of the Jack Welch Management Institute at Strayer University is to provide students and organizations with the proven methodologies, immediately actionable practices, and respected credentials needed to win in the most demanding global business environments. By teaching the performance and people-driven management canon of Jack Welch and other renowned business leaders, the Jack Welch Management Institute prepares Executive MBA and Executive Certificate program graduates to transform their companies and careers. For more information, please visit http://jackwelch.strayer.edu.

Skillsoft, the Skillsoft logo, Skillport, Search & Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue, Quickskill and inGenius are trademarks or registered trademarks of Skillsoft Ireland Limited in the United States and certain other countries. All other trademarks are the property of their respective owners.

Contacts:
Katie Huber
Lois Paul and Partners for Skillsoft
617.986.5729
Katie_Huber@lpp.com

Cristina Henley
Strayer University
703.561.1913
Cristina.Henley@strayer.edu